STEIN ROE BALANCED FUND


                        Annual Report o September 30, 2001



                           Logo: Stein Roe Mutual Funds

Contents

From the President                                              1
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Special Economic Commentary                                     3
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Performance Summary                                             5
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Portfolio Manager's Report                                      6
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Investment Portfolio                                           10
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Financial Statements                                           20
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Notes to Financial Statements                                  26
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Financial Highlights                                           34
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Report of Independent Accountants                              36
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Unaudited Information                                          37
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                                Not FDIC Insured
                                 May Lose Value
                                No Bank Guarantee



For monthly performance updates on all Stein Roe funds, please visit steinroe.com. Must be preceded or accompanied by a prospectus.

From the President


photo of : Keith T. Banks

Dear Shareholder:

I wanted to take this opportunity to let you know that the sale of Liberty Financial's asset management companies to FleetBoston Financial was completed effective November 1, 2001. As a result, Stein Roe & Farnham Incorporated is now part of the Fleet organization.
     In light of the events of September 11, and recent turmoil in the markets, I think it is important to assure you that only the ownership of Stein Roe has changed. You will see no immediate change in your investment. Your fund will continue to be guided by Harvey Hirschhorn, and follow the same investment principles that attracted you to the fund in the first place -- a commitment and focus on finding those high quality companies they believe have the potential to meet the fund's investment objectives.
     The terrorist attacks of September 11th have had a profound impact on our country and our economy. However, it is important to remember that we are a resilient people. We believe the US economy, though shaken, is likely to recover. In the face of uncertainty, staying the course with your investments can be a challenge. We believe it is important for long-term investors to diversify their portfolios and maintain exposure across the investment disciplines. Such diversification can reduce the effects of market volatility.
     I have asked Alfred F. Kugel, executive vice president and chief investment strategist at Stein Roe, to offer his perspective on the economy following the events of September 11. As a special feature, his commentary follows this letter. Alfred writes a monthly column on the economy and the markets, which can be found at steinroe.com.

     In this report, Harvey Hirschhorn shares his outlook for the fund. I would encourage you to read Harvey's report, as well as Alfred's views.

     Sincerely,
     /s/ Keith T. Banks
     Keith T. Banks
     President


--------------------------------------------------------------------------------
Meet the new president

Effective November 1, 2001, Keith T. Banks has taken on the position of President of Liberty Funds. Mr. Banks is currently chief investment officer and chief executive officer of Fleet Asset Management, a position he has held since 2000. Prior to joining Fleet, he was managing director and head of US Equity for J.P. Morgan Investment Management from 1996 to 2000. He began his investment career in 1981 as an equity analyst at Home Insurance. A Chartered Financial Analyst, Mr. Banks earned his BA from Rutgers University and his MBA from Columbia Business School.
--------------------------------------------------------------------------------

Economic and market conditions can change frequently. There is no assurance that trends described herein will continue or commence.

Special Economic Commentary

Special Economic Commentary

Alfred F. Kugel, Executive Vice President and Senior Investment Strategist at Stein Roe & Farnham Inc., has 48 years' investment experience.

The September 11 terrorist strikes on the US were enormously shocking events and will likely represent a watershed moment for America and perhaps the world. Partisan wrangling over the budget and various spending programs has been set aside for a time as members of both parties fall in behind the President to combat this threat. Congress has passed a bill to provide $40 billion to fight terrorism and provide aid to victims and their families. There has been legislation to provide $15 billion to support the airline industry. In addition, further fiscal action to help shore up the economy is expected, in the form of additional spending and possibly an additional tax cut.

The Fed to the rescue

     Prior to the latest developments, the Fed was on a path of aggressive monetary stimulation. Immediately following the terrorist acts, the Federal Open Market Committee (FOMC) flooded the financial system with liquidity to offset the surge in the float (unprocessed checks) caused by transportation disruptions around the country. Additionally, the Fed announced its eighth, ninth and tenth rate cuts of the year on September 17, October 2 and November 6. The central banks of the other G-7 nations have taken action to encourage monetary stimulation, so the effort has been essentially worldwide.

The stock market reacts

     The outlook for the economy and corporate profits has become considerably more clouded in light of recent events. In the first week after trading resumed on the New York Stock Exchange, the S&P 500 Index fell by 12%--its worst one-week decline in over 60 years. Fortunately, the situation has stabilized and although the market remains volatile, it has recovered to near pre-attack levels.

     However, there is certainly no indication that a new bull market is imminent. Bad news about the earnings prospects of specific companies and about the economy in general is expected over the next few months. However, we believe the economic and financial situation is fundamentally sound, and the massive doses of monetary and fiscal stimulation are expected to lead to better times in 2002. Most importantly, consumers need to get back to "business as usual."

Falling into recession

     The US has been narrowly skirting a recession all year, with good consumption growth just barely offsetting the slump in manufacturing. The psychological impact of the terrorist strikes here at home has adversely affected the desire and willingness of consumers to spend, at least temporarily. As a result, the economy has now fallen into recession, which will likely last for the balance of the year.
     Based on prior crisis periods, however, this negative consumer reaction should be temporary, and we look for consumption and economic activity to improve early in 2002. In fact, the upward momentum in the economy next year may be somewhat more vigorous than expected previously, although we will be starting from a more depressed level. However, there will likely be several factors in play--the extent of new cutbacks in employment, the possibility of additional terrorist actions against the US and the successes of our campaign against terrorist cells--none of which are really predictable at this time.


The opinions expressed are those of the contributor and are subject to change.

Because economic and market conditions change frequently, there can be no assurance that the trends described here will continue or that the forecasts will come to pass. International investing may pose special risks due to currency exchange rate fluctuations, as well as political, economic and social developments. Investing in smaller stocks may include liquidity risks as well.

Please visit steinroe.com for Alfred F. Kugel's monthly market commentary.

Performance Summary

Average annual total return (%)
Period ended September 30, 2001
                                         1-year      5-year      10-year
------------------------------------------------------------------------
Stein Roe Balanced Fund                  -17.57       5.67        8.27
------------------------------------------------------------------------
S&P 500 Index                            -26.61      10.23       12.69
------------------------------------------------------------------------
Lehman Brothers (LB)
 Aggregate Bond Index                     12.95       8.06        7.76
------------------------------------------------------------------------
Morningstar(R) Domestic
 Hybrid Category                         -10.21       6.70        8.94
------------------------------------------------------------------------

(C)2001 by Morningstar, Inc. All rights reserved. The information contained herein is the proprietary information of Morningstar, Inc., may not be copied or redistributed for any purpose and may only be used for noncommercial, personal purposes. The information contained herein is not represented or warranted to be accurate, correct, complete or timely. Morningstar, Inc. shall not be responsible for investment decisions, damages or other losses resulting from the use of this information. Past performance is no guarantee of future performance. Morningstar, Inc. has not granted consent for it to be considered or deemed an "expert" under the Securities Act of 1933.

INVESTMENT COMPARISONS
Line Chart:
Value of a $10,000 Investment, September 30, 1991 to September 30, 2001

                                                                                                          Unmanaged Blend
                                                                                                          (MSCI World
                                                                                                          [60%] & LB
Stein Roe                  LB Aggregate              Morningstar Domestic       S&P 500                   Aggregate Bond
Balanced Fund              Bond Index                Hybrid Universe            Index                     [40%] Indexes)
10000                      10000                     10000                      10000                     10000
10054                      10111                     10136                      10134                     10139.8
9862.97                    10204                     9945.24                    9726.61                   9909.42
10643.1                    10507.1                   10643.6                    10837.4                   10453.2
10631.4                    10364.2                   10611.1                    10635.8                   10278.5
10670.8                    10431.5                   10728.1                    10773                     10197.5
10501.1                    10373.1                   10588.8                    10564                     9888.56
10621.9                    10447.8                   10683.3                    10873.5                   9996.49
10865.1                    10645.3                   10816.4                    10926.8                   10305.3
10721.7                    10792.2                   10731.4                    10764                     10159.6
11048.7                    11012.4                   11047.5                    11203.2                   10260.5
11056.4                    11123.6                   10968.7                    10974.6                   10445.6
11113.9                    11256                     11109.8                    11104.1                   10441.6
11056.1                    11106.2                   11109.2                    11141.9                   10218.9
11285                      11110.7                   11344.9                    11520.7                   10322.4
11481.4                    11285.1                   11515.4                    11662.4                   10438
11620.3                    11501.8                   11693.1                    11760.4                   10542.5
11821.3                    11703.1                   11798                      11920.3                   10762
12106.2                    11752.2                   12031.5                    12171.9                   11132.5
11947.6                    11834.5                   11946.1                    11877.3                   11461.9
12061.1                    11849.9                   12126.9                    12194.4                   11621.5
12161.2                    12064.4                   12258.7                    12229.8                   11648.1
12202.6                    12133.1                   12312.3                    12180.9                   11814.1
12566.2                    12345.5                   12662.7                    12642.5                   12216.4
12732.1                    12378.8                   12714.3                    12545.2                   12093.7
12930.7                    12424.6                   12855.1                    12804.9                   12307
12694.1                    12319                     12684.9                    12683.2                   11848
12897.2                    12385.5                   12920.6                    12836.7                   12211.6
13253.1                    12552.7                   13225.5                    13273.1                   12755.3
13080.8                    12334.3                   12977                      12913.4                   12565.8
12513.1                    12029.6                   12542.6                    12351.7                   12113.5
12464.3                    11933.4                   12560.1                    12509.8                   12299.2
12441.9                    11932.2                   12603.5                    12713.7                   12316
12328.7                    11906                     12403.5                    12402.2                   12282.9
12583.9                    12142.9                   12664.4                    12809                     12519
12929.9                    12157.5                   12956.1                    13332.9                   12754
12776.1                    11978.7                   12747.3                    13007.6                   12473.4
12707.1                    11968                     12806.2                    13298.9                   12685.7
12287.7                    11941.6                   12519.3                    12814.9                   12330.8
12365.2                    12024                     12615.6                    13004.5                   12434.7
12512.3                    12262.1                   12771.7                    13341.3                   12413.3
12817.6                    12553.9                   13136.2                    13860.3                   12637.4
13044.5                    12630.5                   13372.8                    14269.2                   13033.6
13311.9                    12807.4                   13622.7                    14688.7                   13380.5
13596.8                    13303                     14062.3                    15274.8                   13647.3
13841.5                    13400.1                   14313.7                    15629.2                   13682
14128                      13370.6                   14635.6                    16146.5                   14084.6
14317.3                    13532.4                   14751.7                    16186.9                   13952.8
14628                      13663.7                   15062.4                    16869.9                   14252
14413                      13841.3                   15018.5                    16809.2                   14182.5
14900.1                    14048.9                   15448.5                    17545.5                   14563.9
15166.9                    14245.6                   15679.2                    17884.1                   14901.9
15538.5                    14339.6                   15964.8                    18492.1                   15104.3
15881.9                    14090.1                   16013.9                    18664.1                   15059.7
16107.4                    13991.5                   16070.7                    18843.3                   15174.8
16112.2                    13913.1                   16218.1                    19120.3                   15366.7
16278.2                    13885.3                   16409.1                    19611.7                   15362.4
16239.1                    14071.4                   16424.4                    19686.2                   15484.9
15862.3                    14109.4                   16007.7                    18816.1                   15150.2
16251                      14085.4                   16274.4                    19213.1                   15248
16798.6                    14330.5                   16824.3                    20292.9                   15720
17257.2                    14648.6                   17123.9                    20853                     15915.2
17952.7                    14899.1                   17834.6                    22427.3                   16576.5
17753.4                    14760.5                   17681.4                    21983.3                   16349.1
18342.8                    14806.3                   18129.8                    23355                     16491.7
18133.7                    14843.3                   18165.5                    23539.5                   16625.9
17772.9                    14678.5                   17702.6                    22574.4                   16346.2
18213.6                    14898.7                   18126.8                    23919.9                   16774.7
18969.5                    15040.3                   18860                      25381.4                   17496.5
19525.3                    15219.2                   19379.8                    26510.8                   18138.7
20642.2                    15630.2                   20393                      28618.5                   18856.2
19911.4                    15497.3                   19900.9                    27015.8                   17957.3
20763.6                    15725.1                   20644.2                    28493.6                   18685.7
20383.7                    15953.1                   20305.4                    27541.9                   18122.4
20616                      16026.5                   20566.8                    28817.1                   18357.3
20853.1                    16188.4                   20808.2                    29312.7                   18565.4
20992.8                    16395.6                   20928.7                    29635.2                   18983.1
21593.2                    16382.5                   21706.8                    31771.9                   19816.6
22115.8                    16438.2                   22286.2                    33398.6                   20397.2
22142.3                    16523.7                   22426.1                    33739.3                   20564.1
21858.9                    16680.6                   22220.5                    33158.9                   20449.7
22162.7                    16822.4                   22537.6                    34505.2                   20831.6
22083                      16857.7                   22253.4                    34139.4                   20820.3
20106.5                    17132.5                   20516.9                    29206.3                   19050.9
20790.2                    17533.4                   21262.9                    31078.4                   19424.7
21669.6                    17440.5                   21975.9                    33602                     20507.1
22464.8                    17539.9                   22691.6                    35638.3                   21349.2
23392.6                    17592.5                   23390.8                    37691                     22068.3
23984.5                    17717.4                   23734.8                    39266.5                   22445.9
23413.7                    17407.4                   23101.1                    38045.3                   21911.8
23811.7                    17503.1                   23590.2                    39567.1                   22570.5
24121.2                    17559.1                   24236.3                    41098.4                   23204.8
23742.5                    17404.6                   23907.9                    40128.5                   22549.1
24623.4                    17348.9                   24480.5                    42347.6                   23251.7
24165.4                    17274.3                   24119.4                    41030.6                   23171.2
24034.9                    17265.7                   23885.7                    40825.4                   23136.9
24063.7                    17466                     23624.9                    39706.8                   23058
24747.1                    17530.6                   24213.6                    42220.2                   23916.3
25073.8                    17528.8                   24517.7                    43077.3                   24388.9
26262.3                    17444.7                   25325.1                    45610.2                   25759.4
25561.1                    17387.1                   24712.7                    43320.6                   24658.3
25650.6                    17597.5                   24898.6                    42501.9                   24788.5
27161.4                    17829.8                   26003.1                    46658.5                   26106.1
26235.2                    17778.1                   25571.7                    45254.1                   25280.9
25618.7                    17769.2                   25306                      44326.4                   24815.8
26605                      18138.8                   25770.8                    45416.8                   25556.9
26474.6                    18303.9                   25707.2                    44708.3                   25105
27824.8                    18569.3                   26790                      47484.7                   25787.3
26839.8                    18686.2                   26266.8                    44977.5                   24855.6
26584.8                    18809.6                   26155.7                    44788.6                   24611.2
25271.5                    19118.1                   25238.4                    41259.3                   23695.6
25673.4                    19473.7                   25858                      41461.4                   24094.7
26184.3                    19793                     26346.5                    42933.3                   24537.1
24594.9                    19965.2                   25344                      39022.1                   23199.9
23603.7                    20065                     24531.7                    36552                     22238.8
24524.2                    19980.8                   25475.7                    39388.4                   23252.6
24394.3                    20100.7                   25625.2                    39652.3                   23102.1
24062.5                    20177                     25299.5                    38688.8                   22658.2
24098.6                    20629                     25286.9                    38309.6                   22643.5
23178                      20866.2                   24641.8                    35915.3                   22046.2
22127.7                    21110.4                   23463.9                    33016.9                   20934.2

Mutual fund performance changes over time. Please visit steinroe.com for monthly performance updates. Past performance is no guarantee of future investment results. Share price and investment return will vary, so you may have a gain or loss when you sell shares. The above illustration assumes a $10,000 investment made on September 30, 1991, and reinvestment of income and capital gains distributions. The Standard & Poor's (S&P) 500 Index is an unmanaged index that tracks the performance of 500 widely held, large-capitalization US stocks. The Lehman Brothers Aggregate Bond Index is a market value-weighted index that tracks the daily price, coupon, pay-downs, and total return performance of fixed-rate, publicly placed, dollar-denominated, and non-convertible investment grade debt issues with at least $100 million par amount outstanding and with at least one year to final maturity. The Morgan Stanley Capital International
(MSCI) World Index is an unmanaged index that tracks the performance of global stocks.

Unlike the fund, indexes are not investments, do not incur fees or expenses and are not professionally managed. Securities in the fund may not match those in the index. It is not possible to invest directly in an index.

The fund's return is also compared to the average return of the funds included in the Morningstar Domestic Hybrid Category average ("Morningstar Average"). This Morningstar Average is composed of funds with similar investment styles as measured by their underlying portfolio holdings. Sales charges are not reflected in the Morningstar averages.

Portfolio Manager's Report

Fund Commentary


Commentary From Harvey B. Hirschhorn
Portfolio Manager of
Stein Roe Balanced Fund


Investment Objective and Strategy:
Stein Roe Balanced Fund seeks long-term growth of capital and current income, consistent with reasonable investment risk, by investing primarily in a diversified portfolio of equities, debt securities and cash.

Fund Inception:
August 25, 1949

Net Assets:
$169.1 million



Fund performance mirrored the markets

     For the 12-month period that ended September 30, 2001, the Stein Roe Balanced Fund posted a return of negative 17.57%. Bolstered by the performance of its fixed income securities, the fund outperformed its benchmark, the S&P 500 Index. Comprised of all equities, the S&P 500 Index declined 26.61% during this period. The bond market, as measured by the Lehman Brothers Aggregate Bond Index, returned 12.95%. During times like these, when the overall stock market is hampered by poor performance and the bond market is enjoying relatively good performance, we expect fund performance to lie between the returns of the S&P 500 Index and the Lehman Brothers Aggregate Bond Index.
     In the fund's equity portfolio, we have been leaning toward high quality growth companies. For the past five years this positioning has generally helped fund performance compared to its peers. However, during this reporting period, that leaning hurt performance, with the fund underperforming the average of its peers as measured by the negative 10.21% return of the Morningstar Domestic Hybrid Category.
     Given the overall decline of growth stocks within the market, we had taken some steps to reduce our overall position in these companies. Still, we retained some large holdings in the fund's portfolio. We saw poor performance from many high quality growth names in sectors ranging from technology -- Intel (1.4% of net assets) -- to financial services and capital goods -- Citigroup (5.4% of net assets), General

     Electric (5.9% of net assets) -- to utility and media --Enron (0.3% of net assets) and AOL Time Warner (1.3% of net assets).
     Overall declines in these and other holdings combined to offset some of the strong performances from our positions in General Dynamics (0.4% of net assets), Raytheon (0.4% of net assets) and Concord EFS (0.7% of net assets).

Sidebar Text:
Top 10 equity holdings (% of net assets)
General Electric              5.9
Citigroup                     5.4
Bank of America               2.3
Wal-Mart                      2.2
Exxon Mobil                   2.1
BP plc                        2.1
American International Group  1.6
Intel                         1.4
Microsoft                     1.4
AOL Time Warner               1.3


Fixed income securities helped fund performance

     During this reporting period, we have been positioned very aggressively in the fixed income area. Last year at this time we had more Treasuries in the portfolio, but early in the year started to diversify with corporate bonds. As the year progressed, we increased our holdings in commercial-backed mortgages and other corporate bonds and decreased exposure to Treasuries as yield spreads widened. At the beginning of this year, we increased the fund's duration to 20% greater than the market. We believed this would be positive in an economic environment where interest rates would be declining. Our investment strategy as it relates to fixed income securities has generally yielded good results.

Sidebar Text:
Top bond sectors (% of net assets)
Government agencies          19.4
Corporate bonds              16.4
Asset-backed securities       5.8


Update on REITs

     Last fall we established positions in three of the larger high quality REITs (real estate investment trusts). At the time, we wanted to invest in those REITs which offered good yields and were not going to necessarily be affected by a lackluster economy. We wanted REITs with a more national scope and which were tied to either apartments or retail or even construction. We eliminated our position in Boston Properties, which faced exposure to economic problems in California. We have maintained our position in the other two REITs, Equity Residential Properties Trust and Simon Property Group (respectively, 0.3% and 0.5% of net assets).


The months ahead

     Prior to September 11th we felt the US economy might actually skirt a recession. Economic data for August and early September suggested that the economy was beginning to show some signs of stabilizing. For example, the purchasing managers' report, issued by the National Association of Purchasing Management (NAPM), bottomed in January and had been steadily improving.
     We had been reducing the fund's technology exposure. We were also eliminating some of those holdings, which we felt had potentially higher investment risks. Early in September, we increased the fund's level of cash. Although some of the economic data was encouraging, we could see that many market sectors were still declining. We were concerned about what a future credit or market crisis might have on an already weakened economy. As this reporting period was drawing to a close, this increase in cash proved to be a timely move.
     In the aftermath of the shattering and tragic events of September 11th, we now believe that the United States and the other major industrialized nations are in full-fledged recessions. We believe upcoming economic data will be very disappointing and we see a tougher economic environment than anticipated.


Sidebar Text:
Equity Portfolio Highlights
as of 9/30/01

                                                      S&P 500
                                     Portfolio          Index

Number of holdings                         146            500

Dollar Weighted Median Market
  Capitalization ($mil)                 68,169         54,314

     Looking forward, on the positive side, the government is moving aggressively. The Fed cut rates to 2% since the beginning of the year. Congress has been moving to introduce more stimulus packages. While all of these economic stimuli suggest more of a v-shaped economic recovery, we are not looking for the bounce back from the recession to be in the historic 5 to 7 percent range. Instead we are anticipating a growth rate in the 3 to 4 percent range. We believe recovery may begin before the end of the first quarter in 2002. We will continue to make moderate adjustments to the portfolio based on our evaluation and assessment of the markets and our investment securities.


Mutual fund performance changes over time. Please visit steinroe.com for monthly performance updates.

Past performance is no guarantee of future investment results. Share price and investment returns will vary, so you may have a gain or loss when you sell shares. Total return includes changes in share price and reinvestment of all distributions. Portfolio holdings are as of September 30, 2001 and are subject to change.

The Standard & Poor's 500 Index is an unmanaged index that tracks the performance of 500 widely held, large-capitalization US stocks. The Lehman Brothers Aggregate Bond Index is a market value-weighted index that tracks the daily price, coupon, pay-downs and total return performance of fixed-rate, publicly placed, dollar-denominated, and non-convertible investment grade debt issues with at least $100 million par amount outstanding and with at least one year to final maturity. Unlike the fund, indexes are not investments, do not incur fees or expenses and are not professionally managed. Securities in the fund may not match those in the index. It is not possible to invest directly in an index.

There are also specific risks involved when investing in foreign stocks, such as currency exchange rate fluctuations, economic change, instability of emerging countries and political developments.


Pie Chart:
Asset allocation (% of total investments)
September 30, 2000         September 30, 2001
Equities 69.5              Equities 61.5
Bonds 26.3                 Bonds 36.3
Cash Equivalents 4.2       Cash Equivalents 2.2

SR&F Balanced Portfolio


Investment Portfolio
September 30, 2001

Common Stocks - 68.8%                                 Shares         Value
--------------------------------------------------------------------------
AUTOMOBILES & COMPONENTS - 0.8%
   Automobile Manufacturers - 0.5%
   Ford Motor Co. .............................       34,893  $    605,394
   Honda Motor Co., Ltd. ......................        6,900       223,428
   Volkswagen AG...............................          190         6,624
                                                              ------------
                                                                   835,446
                                                              ------------
   Automobile Parts - 0.3%
   Delphi Automotive Systems Corp. ............       43,400       509,950
                                                              ------------

CAPITAL GOODS - 8.7%
   Aerospace & Defense - 0.8%
   General Dynamics Corp. .....................        7,600       671,232
   Raytheon Co., Class B (a)...................       18,800       653,300
                                                              ------------
                                                                 1,324,532
                                                              ------------
   Consumer Electronics - 0.2%
   Royal Philips Electronics ..................       17,000       329,602
                                                              ------------

   Construction & Farm Machinery - 0.0%
   Invensys PLC ...............................      105,000        54,274
                                                              ------------

   Electrical Components & Equipment - 1.0%
   Emerson Electric Co. .......................       33,400     1,571,804
   Ushio, Inc., First Section .................        9,000       115,140
                                                              ------------
                                                                 1,686,944
                                                              ------------
   Industrial Conglomerates - 6.7%
   General Electric Co. .......................      267,800     9,962,160
   Siemens AG .................................        4,800       183,026
   Tyco International Ltd. ....................       26,296     1,196,468
                                                              ------------
                                                                11,341,654
                                                              ------------
CHEMICALS - 0.7%
   Diversified Chemicals - 0.7%
   E.I. DuPont De Nemours & Co. ...............       23,343       875,829
   Kaneka Corp. ...............................       22,000       141,371
   Shin-Etsu Chemical Co., Ltd. ...............        3,000        84,090
                                                              ------------
                                                                 1,101,290
                                                              ------------
COMMERCIAL SERVICES & SUPPLIES - 1.2%
   Diversified Commercial Services - 1.2%
   Chubb PLC ..................................      108,500       567,951
   Concord EFS, Inc. (a).......................       24,950     1,221,303
   Secom Co., Ltd. ............................        5,500       282,559
                                                              ------------
                                                                 2,071,813
                                                              ------------
COMPUTERS - 0.4%
   Computer Equipment - 0.4%
   Dell Computer Corp. (a).....................       36,900       683,757
                                                              ------------


See notes to investment portfolio.

Common Stocks (continued)                             Shares         Value
--------------------------------------------------------------------------
DIVERSIFIED FINANCIALS - 8.1%
   Consumer Finance - 0.4%
   Capital One Financial Corp. ................       13,000$      598,390
   Promise Co. Ltd. ...........................        2,000       133,874
                                                              ------------
                                                                   732,264
                                                              ------------
   Diversified Financial Services - 7.7%
   Citigroup, Inc. ............................      227,000     9,193,500
   Fannie Mae .................................       12,000       960,720
   Freddie Mac ................................       21,000     1,365,000
   Fortis NV...................................       21,250       519,161
   Lehman Brothers Holdings, Inc...............        6,600       375,210
   Nomura Securities Co., Ltd. ................       18,000       234,498
   San Paolo - SpA ............................       30,000       314,582
                                                              ------------
                                                                12,962,671
                                                              ------------
DIVERSIFIED TELECOMMUNICATION SERVICES - 2.9%
   Integrated Telecommunication Services - 2.9%
   AT&T Corp. .................................       49,200       949,560
   Bellsystem 24, Inc..........................          300       113,584
   China Mobile Ltd. ..........................       57,000       182,970
   NTT DoCoMo, Inc.............................           20       269,422
   SBC Communications, Inc., Class A ..........       38,176     1,798,853
   WorldCom, Inc. - MCI Group .................        3,504        53,366
   WorldCom, Inc. - WorldCom Group (a).........      106,600     1,603,264
                                                              ------------
                                                                 4,971,019
                                                              ------------
ENERGY - 6.4%
   Integrated Oil & Gas - 5.4%
   Amerada Hess Corp. .........................        8,600       546,100
   BP PLC ADR..................................       71,306     3,506,116
   Conoco, Inc., Class B ......................       35,638       903,067
   Exxon Mobil Corp. ..........................       89,128     3,511,643
   Reliant Resources...........................        8,200       132,840
   Shell Transport & Trading Co. PLC ..........       80,250       602,780
                                                              ------------
                                                                 9,202,546
                                                              ------------
   Oil & Gas Drilling - 0.4%
   Noble Drilling Corp.........................       14,200       340,800
   Transocean Sedco Forex, Inc. ...............       11,800       311,520
                                                              ------------
                                                                   652,320
                                                              ------------
   Oil & Gas Equipment & Services - 0.6%
   FMC Technologies, Inc.......................       13,300       153,615
   Schlumberger Ltd. ..........................       17,700       808,890
                                                              ------------
                                                                   962,505
                                                              ------------
FINANCIALS - 4.5%
   Financial Institutions - 4.5%
   Bank of America Corp........................       67,896     3,965,126
   DBS Group Holdings Ltd. ....................       17,000        92,894
   ForeningsSparbanken AB .....................       21,000       220,181
   Lloyds TSB Group PLC .......................       68,700       657,679
   Sumitomo Bank ..............................       31,000       221,512
   TotalFinael/f SA............................        5,000       671,309
   UBS AG .....................................       12,900       601,851


See notes to investment portfolio.

Common Stocks (continued)                             Shares         Value
--------------------------------------------------------------------------

FINANCIALS (continued)
   Financial Institutions (continued)
   UFJ Holdings, Inc...........................           19  $     94,114
   UniCredito Italiano SpA ....................       50,000       190,697
   Wells Fargo & Co............................       20,100       893,445
                                                              ------------
                                                                 7,608,808
                                                              ------------
FOOD, BEVERAGES & TOBACCO - 2.0%
   Packaged Foods - 0.7%
   General Mills, Inc..........................       15,600       709,800
   Nestle AG, Registered Shares ...............        2,400       510,985
                                                              ------------
                                                                 1,220,785
                                                              ------------
   Soft Drinks - 0.9%
   Cadbury Schweppes PLC ......................       40,800       264,725
   PepsiCo, Inc. ..............................       23,000     1,115,500
                                                              ------------
                                                                 1,380,225
                                                              ------------
   Tobacco - 0.4%
   Philip Morris Companies, Inc. ..............       14,900       719,521
                                                              ------------

FOOD & DRUG RETAILING - 1.0%
   Food Retail - 0.8%
   Cie Financiere Richemont AG, Class A Unit ..           80       150,629
   FamilyMart Co., Ltd.........................        7,000       135,297
   Numico NV...................................        5,312       164,543
   Safeway, Inc. (a)...........................       22,400       889,728
                                                              ------------
                                                                 1,340,197
                                                              ------------
   Restaurants - 0.2%
   Compass Group PLC...........................       49,500       345,928
                                                              ------------

HEALTH CARE - 1.7%
   Health Care Equipment - 0.3%
   Medtronic, Inc. ............................        9,800       426,300
                                                              ------------

   Health Care Facilities - 0.4%
   HCA-The Healthcare Corp. ...................       16,900       748,839
                                                              ------------

   Health Care Supplies - 0.2%
   Essilor International SA ...................        6,200       172,410
   Hoya Corp. .................................        3,000       155,629
                                                              ------------
                                                                   328,039
                                                              ------------
   Managed Health Care - 0.8%
   Aetna, Inc. (a).............................       47,900     1,383,831
                                                              ------------

HOUSEHOLD & PERSONAL PRODUCTS - 1.2%
   Household Product - 1.2%
   Kimberly Clark Corp. .......................       13,200       818,400
   Procter & Gamble Co. .......................       16,700     1,215,593
                                                              ------------
                                                                 2,033,993
                                                              ------------


See notes to investment portfolio.

Common Stocks (continued)                             Shares         Value
--------------------------------------------------------------------------

INDUSTRIALS - 0.1%
   Building Products -0.1%
   Compagnie de Saint Gobain ..................        1,625  $    223,353
                                                              ------------

INSURANCE - 3.9%
   Insurance Brokers - 1.0%
   AMB General Holdings AG ....................        1,930       193,246
   Marsh & McLennan Companies, Inc. ...........        9,100       879,970
   Radian Group Inc............................       18,000       693,000
                                                              ------------
                                                                 1,766,216
                                                              ------------
   Life & Health Insurance - 0.1%
   Aleanza Assicurazioni ......................       24,800       242,673
                                                              ------------

   Multi-Line Insurance - 2.5%
   American International Group, Inc. .........       33,700     2,628,600
   Berkshire Hathaway Inc., Class A ...........           15     1,050,000
   CNP Assurances .............................        8,500       264,223
   Skandia Forsakrings AB .....................       41,550       225,602
                                                              ------------
                                                                 4,168,425
                                                              ------------
   Property & Casualty Insurance - 0.3%
   Ambac Financial Group, Inc. ................        9,600       525,216
                                                              ------------

LEISURE - 0.1%
   Cruise Lines - 0.1%
   P & O Princess Cruises PLC..................       33,400       110,404
                                                              ------------

MEDIA - 2.9%
   Advertising - 0.2%
   Asatsu-Dk, Inc. ............................        8,000       187,424
   WPP Group PLC ..............................       28,390       206,973
                                                              ------------
                                                                   394,397
                                                              ------------
   Broadcasting & Cable - 2.7%
   AOL Time Warner (a).........................       68,700     2,273,970
   Charter Communications, Inc. (a)............       41,300       511,294
   Comcast Corp., Special Class A..............       36,000     1,291,320
   EchoStar Communications Corp., Class A (a)..       22,400       521,248
                                                              ------------
                                                                 4,597,832
                                                              ------------
METALS & MINING - 0.9%
   Gold Mining -0.5%
   Barrick Gold Corp...........................       48,800       846,680
                                                              ------------

   Steel - 0.4%
   Nucor Corp. ................................       19,000       754,300
                                                              ------------

PAPER & FOREST PRODUCTS - 0.4%
   Paper Products - 0.4%
   Bowater Inc.................................       17,000       748,340
                                                              ------------


See notes to investment portfolio.

Common Stocks (continued)                             Shares         Value
--------------------------------------------------------------------------
PHARMACEUTICALS & BIOTECHNOLOGY - 6.6%
   Biotechnology - 0.7%
   Amgen, Inc. (a) ............................       13,000  $    763,880
   GlaxoSmithKline PLC.........................       17,800       503,344
                                                              ------------
                                                                 1,267,224
                                                              ------------
   Pharmaceuticals - 5.9%
   American Home Products Corp. ...............       17,000       990,250
   Aventis SA..................................        8,070       611,898
   Bristol-Myers Squibb Co. ...................       38,000     2,111,280
   Eli Lilly & Co. ............................       27,400     2,211,180
   Merck & Co., Inc. ..........................       24,500     1,631,700
   Pfizer, Inc.................................       24,000       962,400
   Pharmacia Corp..............................       25,000     1,014,000
   Roche Holding AG ...........................        3,040       217,625
   Shire Pharmaceuticals Group PLC.............       12,900       174,792
                                                              ------------
                                                                 9,925,125
                                                              ------------
REAL ESTATE - 0.8%
   Real Estate Investment Trust - 0.8%
   Equity Residential Properties Trust ........        8,400       490,560
   Simon Property Group, Inc. .................       30,000       807,300
                                                              ------------
                                                                 1,297,860
                                                              ------------
RETAILING - 3.9%
   Apparel Retail - 0.1%
   Gucci Group NV..............................        2,700       220,576
                                                              ------------

   Department Stores - 0.5%
   Kohl's Corp. (a) ...........................       18,300       878,400
                                                              ------------

   General Merchandise Stores - 2.2%
   Wal-Mart Stores, Inc. ......................       75,800     3,752,100
                                                              ------------

   Home Improvement Retail - 1.1%
   Home Depot, Inc. ...........................       47,900     1,837,923
                                                              ------------

SOFTWARE & SERVICES - 2.3%
   Applications Software - 0.3%
   ASM Lithography Holding NV..................       11,000       134,420
   SAP AG......................................        2,150       227,603
   Siebel Systems, Inc.........................       15,900       206,859
                                                              ------------
                                                                   568,882
                                                              ------------
   Information Technology Consulting & Services - 0.1%
   Cap Gemini SA ..............................        2,015       107,206
                                                              ------------

   Systems Software - 1.9%
   Microsoft Corp. (a) ........................       45,700     2,338,469
   Oracle Corp. (a)............................       64,900       816,442
                                                              ------------
                                                                 3,154,911
                                                              ------------


See notes to investment portfolio.

Common Stocks (continued)                             Shares         Value
--------------------------------------------------------------------------
TECHNOLOGY HARDWARE & EQUIPMENT - 3.8%
   Computer Hardware - 0.5%
   Legend Holdings Ltd. .......................      280,000$      108,599
   Sun Microsystems, Inc. (a) .................       82,800       684,756
                                                              ------------
                                                                   793,355
                                                              ------------
   Computer Storage & Peripherals - 0.2%
   EMC Corp. (a)...............................       28,500       334,875
   McData Corporation (a)......................        1,177         9,875
                                                              ------------
                                                                   344,750
                                                              ------------
   Networking Equipment - 0.8%
   Cisco Systems, Inc. (a) ....................      106,200     1,293,516
                                                              ------------

   Office Electronics - 0.1%
   Canon, Inc..................................        6,000       164,163
                                                              ------------

   Semiconductor Equipment - 0.3%
   Applied Materials, Inc. (a).................        3,400        96,696
   Arm Holdings PLC............................       29,000       100,051
   Teradyne, Inc. (a)..........................       15,000       292,500
                                                              ------------
                                                                   489,247
                                                              ------------
   Semiconductors - 1.6%
   Intel Corp. ................................      116,000     2,365,240
   Texas Instruments, Inc......................       15,700       392,186
                                                              ------------
                                                                 2,757,426
                                                              ------------
   Telecommunications Equipment - 0.3%
   Finisar Corp. (a) ..........................       63,400       251,064
   Nokia Oyj ADR...............................        9,600       150,876
   Tellabs, Inc. (a) ..........................       17,400       171,912
                                                              ------------
                                                                   573,852
                                                              ------------
TRANSPORTATION - 0.2%
   Air Freight & Couriers - 0.2%
   TPG NV......................................       13,642       260,646
                                                              ------------

UTILITIES - 1.7%
   Electric Utilities - 0.8%
   Exelon Corp. ...............................        3,500       156,100
   National Grid Group PLC.....................       56,600       358,450
   PG&E Corp. (a) .............................       60,000       912,000
                                                              ------------
                                                                 1,426,550
                                                              ------------

   Gas Utilities - 0.6%
   Aquila, Inc. ...............................       15,400       335,720
   Centrica PLC................................       68,200       213,948
   The Williams Companies, Inc.................       14,000       382,200
                                                              ------------
                                                                   931,868
                                                              ------------
   Multi-Utilities - 0.3%
   Enron Corp..................................       17,200       468,356
                                                              ------------



See notes to investment portfolio.

Common Stocks (continued)                             Shares         Value
--------------------------------------------------------------------------
WIRELESS TELECOMMUNICATION SERVICES - 1.6%
   Integrated Telecommunication Services - 1.6%
   Sonera Group Oyj ...........................        9,000    $   25,314
   Telecom Italia SpA .........................       33,800       255,054
   Verizon Communications .....................       32,000     1,731,520
   Vodafone Group PLC ADR .....................       26,500       581,940
   Vodafone Group PLC..........................       30,000        64,859
                                                              ------------
                                                                 2,658,687
                                                              ------------
Total Common Stocks
   (cost of $93,253,480).......................                116,509,512
                                                              ------------

Preferred Stocks - 0.9%
AUTOMOBILE & COMPONENTS - 0.1%
   Automobile Manufacturers - 0.1%
   Volkswagen AG...............................        6,500       152,057
                                                              ------------

HEALTH CARE - 0.2%
   Healthcare Equipment - 0.2%
   Fresenius AG ...............................        3,200       308,902
                                                              ------------

TELECOMMUNICATIONS - 0.6%
   Telecommunications - 0.6%
   TCI Pacific Communications,
     5.00%, 07/31/06...........................        7,000       981,750
                                                              ------------

Total Preferred Stocks
   (cost of $1,645,989)........................                  1,442,709
                                                              ------------

Bonds & Notes - 41.1%                                    Par
--------------------------------------------------------------------------
U.S. GOVERNMENT AGENCIES & OBLIGATIONS - 19.5%
   Federal Home Loan Mortgage Corp:
     6.50%, 04/01/11-06/01/31..................  $12,913,549    13,177,901
     7.00%, 07/01/28-01/01/30..................    3,137,702     3,248,670
                                                              ------------
                                                                16,426,571
                                                              ------------
   Federal National Mortgage Association:
     6.63%, 09/15/09...........................    2,600,000     2,851,472
     7.13%, 02/15/05...........................      200,000       220,406
                                                              ------------
                                                                 3,071,878
                                                              ------------
   Government National Mortgage Association:
     6.00%, 01/15/29-03/15/29..................    3,798,971     3,810,824
     8.00%, 07/15/25-03/15/26..................      405,265       426,286
                                                              ------------
                                                                 4,237,110
                                                              ------------
   U.S. Treasury Bonds:
     6.13%, 08/15/29...........................    1,950,000     2,125,500
     8.13%, 08/15/19...........................    3,075,000     4,039,289
     7.63%, 02/15/25...........................    2,350,000     3,013,147
                                                              ------------
                                                                 9,177,936
                                                              ------------
Total U.S. Government Agencies & Obligations
   (cost of $28,347,111).......................                 32,913,495
                                                              ------------


See notes to investment portfolio.

Bonds & Notes (continued)                                Par         Value
--------------------------------------------------------------------------
CORPORATE FIXED-INCOME BONDS & NOTES - 15.8%
BANKING & FINANCIAL SERVICES - 8.1%
   Banks & Bank Holding Companies - 1.9%
   Citicorp,
     8.04%, 12/15/19 (b).......................  $ 1,900,000   $ 1,981,833
   Den Danske Bank,
     6.55%, 09/15/03 (b).......................    1,250,000     1,315,425
                                                              ------------
                                                                 3,297,258
                                                              ------------
   Collateralized Mortgage Obligations - 1.0%
   First Union Chase Mortgage Corp.,
     6.65%, 04/15/09...........................    1,500,000     1,586,719
                                                              ------------

   Diversified Financial Services - 0.7%
   Morgan Stanley Dean Witter,
     6.10%, 04/15/06...........................    1,100,000     1,136,597
                                                              ------------

   Finance Companies - 4.5%
   Countrywide Home Loan,
     6.85%, 06/15/04...........................    1,350,000     1,424,007
   Ford Motor Credit Corp.:
     6.88%, 02/01/06...........................    1,600,000     1,647,888
     7.38%, 02/01/11...........................    1,250,000     1,276,400
   Household Finance Corp.,
     6.50%, 01/24/06...........................    1,600,000     1,670,128
   Nisource Finance Corp.,
     5.75%, 04/15/03...........................    1,600,000     1,644,512
                                                              ------------
                                                                 7,662,935
                                                              ------------
MANUFACTURING - 2.2%
   Chemicals - 0.8%
   Hanson Overseas BV,
     6.75%, 09/15/05...........................    1,250,000     1,299,438
                                                              ------------

   Paper Manufacturing - 0.3%
   Georgia Pacific Corp.,
     8.13%, 05/15/11...........................      500,000       498,115
                                                              ------------

   Other Corporate Bonds - 1.1%
   Florida Windstorm Underwriting Association,
     7.13%, 02/25/19 (b).......................    1,900,000     1,906,859
                                                              ------------

MEDIA - 0.9% Multi-media - 0.9% Viacom Inc.,
     7.88%, 07/30/30...........................    1,500,000     1,592,115
                                                              ------------


See notes to investment portfolio.

Bonds & Notes (continued)                                Par         Value
--------------------------------------------------------------------------
TRANSPORTATION, COMMUNICATIONS,
ELECTRIC, GAS & SANITARY SERVICES - 3.2%
   Telecommunications - 1.7%
   AOL Time Warner, Inc.,
     6.75%, 04/15/11...........................  $ 1,000,000   $ 1,016,820
   Cable & Wireless PLC,
     8.00%, 06/22/10 (b).......................      900,000       977,418
   WorldCom, Inc.,
     8.25%, 05/15/31...........................      900,000       903,546
                                                              ------------
                                                                 2,897,784
                                                              ------------
   Transportation - 1.5%
   FedEx Corp., Series A1,
     7.53%, 09/23/06...........................    1,432,961     1,472,940
   United Airlines, Inc.,
     9.20%, 03/22/08...........................    1,083,313     1,046,112
                                                              ------------
                                                                 2,519,052
                                                              ------------
UTILITIES - 1.4%
   Electric - 1.4%
   Israel Electric Corp., Ltd.,
     7.75%, 03/01/09 (b).......................    2,300,000     2,400,901
                                                              ------------

Total Corporate Fixed-Income Bonds & Notes
   (cost of $23,167,383).......................                 26,797,773
                                                              ------------

ASSET-BACKED SECURITIES - 5.8%
ASSET-BACKED SECURITIES - 5.8%
   American Mortgage Trust 1993-3,
     8.19%, 09/27/22...........................      766,381       689,743
   J.P. Morgan Commercial Mortgage Finance Corp.,
     Series 1999-C7 ,Class A-2,
     6.51%, 10/15/35...........................    1,600,000     1,705,500
   GS Mortgage Securities Corp.,
     6.62%, 10/18/30...........................    2,000,000     2,115,000
   LB Commercial Conduit Mortgage Trust,
     Series 1998-C4, Class A1B:
     6.21%, 10/15/08...........................    1,000,000     1,039,375
     6.51%, 11/15/10...........................    2,000,000     2,086,875
   MBNA Master Credit Card Trust, Series 1999-M,
     Class A, 6.60%, 04/16/07..................    2,100,000     2,253,237
                                                              ------------

Asset-Backed Securities (cost of $9,622,422)...                  9,889,730
                                                              ------------

Total Bonds & Notes
   (cost of $61,136,916).......................                 69,600,998
                                                              ------------


See notes to investment portfolio.

SHORT-TERM OBLIGATION - 2.4%                             Par         Value
--------------------------------------------------------------------------
COMMERCIAL PAPER - 2.4%
   UBS Financial, 3.45%, 10/01/01
     (cost of $4,115,000)......................  $ 4,115,000  $  4,115,000
                                                              ------------

Total Investments - 113.2%
   (cost of $160,151,385)(c)...................                191,668,219
                                                              ------------

Other Assets & Liabilities, Net - (13.2)%......                (22,292,675)
                                                              ------------

Net Assets - 100.0%............................               $169,375,544
                                                              ============

Securities Sold Short at September 30, 2001
   were as follows:
     Bank of America Corp......................       67,896  $  3,965,126
     BP PLC ADR ...............................       71,306     3,506,116
     Citigroup, Inc............................      150,000     6,075,000
     Eli Lilly & Co............................       20,000     1,614,000
     Emerson Electric Co.......................       20,000       941,200
     General Electric Co. .....................      210,000     7,812,000
     Intel Corp................................       32,000       652,480
                                                              ------------
   Total Securities sold short (proceeds of $15,137,914)      $ 24,565,922
                                                              ============

Notes to Investment Portfolio:
--------------------------------------------------------------------------------

(a)  Non-income producing.

(b) Security is exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. At September 30, 2001, the value of these securities amounted to $8,582,436 or 5.1% of the net assets.

(c)  Cost for federal income tax purposes is $160,049,063.


         Acronym                  Name
         -------      ---------------------------
           ADR        American Depositary Receipt


See notes to financial statements.

SR&F Balanced Portfolio

Statement of Assets and Liabilities

September 30, 2001

Assets:
Investments, at value (cost of $160,151,385) ...............        $191,668,219
Cash .......................................................             156,776
Foreign currency (cost of $1,271,300) ......................           1,274,904
Receivable for:
   Investments sold ........................................             504,036
   Interest ................................................             631,599
   Dividends ...............................................             178,057
Cash on deposit with broker for
securities sold short (Note 1) .............................              92,383
                                                                    ------------
   Total Assets ............................................         194,505,974
                                                                    ------------

Liabilities:
Securities sold short, at market value
(proceeds of $15,137,914)(Note 1) ..........................          24,565,922
Payable for:
   Investments purchased ...................................             385,165
   Dividends on short sales ................................              71,621
   Management fee ..........................................              78,997
   Trustees' fee ...........................................               6,107
   Bookkeeping fee .........................................                 805
   Transfer agent fee ......................................                 380
Other liabilities ..........................................              21,433
                                                                    ------------
   Total Liabilities .......................................          25,130,430
                                                                    ------------
Net Assets .................................................        $169,375,544
                                                                    ============

See notes to financial statements.

Statement of Operations
September 30, 2001


Investment Income:
Dividends ....................................                     $  1,959,745
Interest .....................................                        4,879,349
                                                                   ------------
   Total Investment Income (net of non-reclaimable
   foreign taxes withheld at source which amounted
   to $28,164) ...............................                        6,839,094

Expenses:
Management fee ...............................    $  1,122,439
Bookkeeping fee ..............................          24,252
Custody fee ..................................          26,416
Trustees' fee ................................          14,235
Transfer agent fee ...........................           6,000
Other expenses ...............................          42,980
                                                  ------------
   Total Operating Expenses ..................       1,236,322
      Custody credits earned .................         (12,181)
                                                  ------------
   Net Operating Expenses ....................       1,224,141
                                                  ------------
Dividend expense on short sales ..............         519,579
   Net Expenses ..............................       1,743,720
                                                  ------------
Net Investment Income ........................       5,095,374
                                                  ------------


Net Realized and Unrealized Gain (Loss)
on Portfolio Positions:
Net realized gain (loss):
   Investments ...............................      13,390,665
   Futures contracts .........................        (721,016)
   Foreign currency transactions .............          28,036
                                                  ------------
     Net realized gain .......................                       12,697,685
Net change in unrealized appreciation/
   depreciation:
   Investments ...............................     (55,388,393)
   Foreign currency translations .............         (24,087)
                                                  ------------
     Net change in unrealized
     appreciation/depreciation ...............                      (55,412,480)
                                                                   ------------
   Net Loss ..................................                      (42,714,795)
                                                                   ------------
Decrease in Net Assets from Operations .......                     $(37,619,421)
                                                                   ============



See notes to financial statements.

Statement of Changes in Net Assets

                                                   Year Ended        Year Ended
                                                September 30,     September 30,
Increase (Decrease) in Net Assets                        2001              2000
                                                -------------     -------------
Operations:
Net investment income ......................    $   5,095,374     $   5,959,803
Net realized gain on investments,
   foreign currency transactions and
   futures contracts .......................       12,697,685        11,635,611
Net change in unrealized appreciation/
   depreciation on investments and
   foreign currency translations ...........      (55,412,480)       10,430,339
                                                -------------     -------------
   Net Increase (Decrease)
   from Operations .........................      (37,619,421)       28,025,753
                                                -------------     -------------
Transactions in Investors'
Beneficial Interest:
Contributions ..............................           51,891        12,364,979
Withdrawals ................................      (30,523,364)      (57,490,294)
                                                -------------     -------------
   Net Decrease from transactions
        in investors' beneficial
        interest ...........................      (30,471,473)      (45,125,315)
                                                -------------     -------------
Total Decrease in Net Assets ...............      (68,090,894)      (17,099,562)
Net Assets:
Beginning of period ........................      237,466,438       254,566,000
                                                -------------     -------------
End of period ..............................    $ 169,375,544     $ 237,466,438
                                                =============     =============


See notes to financial statements.

Stein Roe Balanced Fund

Statement of Assets and Liabilities
September 30, 2001

Assets:
Investment in Portfolio, at value ..........................        $169,255,973
Receivable for fund shares sold ............................              68,927
Other assets ...............................................               6,551
                                                                    ------------
   Total Assets ............................................         169,331,451
                                                                    ------------

Liabilities:
Payable:
   Fund shares repurchased .................................             115,708
   Administration fee ......................................              21,488
   Transfer agent fee ......................................              24,031
   Trustees' fee ...........................................                  41
   Bookkeeping fee .........................................               4,722
Other liabilities ..........................................              36,131
                                                                    ------------
   Total Liabilities .......................................             202,121
                                                                    ------------
Net Assets .................................................        $169,129,330
                                                                    ============

Composition of Net Assets:
Paid-in capital ............................................        $135,975,219
Undistributed net investment income ........................             443,862
Accumulated net realized gains .............................          10,621,992
Net unrealized appreciation on investments .................          22,088,257
                                                                    ------------
Net Assets .................................................        $169,129,330
                                                                    ============

Shares outstanding .........................................           6,709,984
                                                                    ============

Net asset value per share ..................................        $      25.21
                                                                    ============

See notes to financial statements.

Statement of Operations
September 30, 2001


Investment Income:
Dividends allocated from Portfolio......                           $  1,958,288
Interest allocated from Portfolio.......                              4,876,171
                                                                   ------------
   Total Investment Income..............                              6,834,459

Expenses:
Expenses allocated from Portfolio.......      $   1,742,403
Administration fee......................            305,473
Transfer agent fee......................            455,786
Bookkeeping fee.........................             37,995
Trustees' fee...........................             10,730
Other expenses..........................             73,406
                                              -------------
   Total Expenses.......................                              2,625,793
                                                                   ------------
Net Investment Income...................                              4,208,666
                                                                   ------------

Net Realized and Unrealized Gain (Loss)
Allocated from Portfolio:
Net realized gain allocated from Portfolio                           12,712,124
Net change in unrealized appreciation/depreciation
   allocated from Portfolio.............                            (55,370,354)
                                                                  -------------
   Net Loss.............................                            (42,658,230)
                                                                  -------------
Decrease in Net Assets from Operations..                          $ (38,449,564)
                                                                  =============

See notes to financial statements.

Statement of Changes in Net Assets

                                                   Year Ended        Year Ended
                                                September 30,     September 30,
Increase (Decrease) in Net Assets                        2001              2000
                                                -------------     -------------
Operations:
Net investment income ......................    $   4,208,666     $   4,909,203
Net realized gain allocated
   from Portfolio ..........................       12,712,124        11,636,090
Net change in unrealized appreciation/
  depreciation allocated
  from Portfolio ...........................      (55,370,354)       10,410,676
                                                -------------     -------------
   Net Increase (Decrease)
      from Operations ......................      (38,449,564)       26,955,969
                                                -------------     -------------

Distributions Declared to Shareholders:
From net investment income .................       (3,808,049)       (4,803,189)
From net realized gains ....................      (10,849,930)      (19,326,478)
                                                -------------     -------------
   Total Distributions Declared
      to Shareholders ......................      (14,657,979)      (24,129,667)
                                                -------------     -------------

Share Transactions:
Subscriptions ..............................        7,024,100        20,742,706
Distributions Reinvested ...................       12,558,225        20,711,004
Redemptions ................................      (32,951,662)      (59,363,802)
                                                -------------     -------------
   Net Decrease from
      Share Transactions ...................      (13,369,337)      (17,910,092)
                                                -------------     -------------
Total Decrease in Net Assets ...............      (66,476,880)      (15,083,790)

Net Assets:
Beginning of period ........................      235,606,210       250,690,000
                                                -------------     -------------
End of period (including undistributed
   (overdistributed) net investment
   income of $443,862 and $(5,521),
   respectively) ...........................    $ 169,129,330     $ 235,606,210
                                                =============     =============

Changes in Shares:
Subscriptions ..............................          247,360           635,926
Issued for distributions reinvested ........          420,245           653,602
Redemptions ................................       (1,156,633)       (1,840,082)
                                                -------------     -------------
   Net Decrease ............................         (489,028)         (550,554)
                                                -------------     -------------



See notes to financial statements.

Notes to Financial Statements


Notes to Financial Statements
-----------------------------
September 30, 2001

Note 1. Organization

     Stein Roe Balanced Fund (the "Fund") is a series of Liberty-Stein
Roe Funds Investment Trust (the "Trust"), an open-end management investment company organized as a Massachusetts business trust. The Fund invests substantially all of its assets in SR&F Balanced Portfolio (the "Portfolio"). The Fund may issue an unlimited number of shares.
     The Portfolio is a series of SR&F Base Trust, a Massachusetts common law trust organized under an Agreement and Declaration of Trust dated August 23, 1993. The Portfolio commenced operations on February 3, 1997. The Portfolio allocates income, expenses, realized and unrealized gains (losses) to each investor on a daily basis, based on methods approved by the Internal Revenue Service. At September 30, 2001 the Fund owned 99.9% of the Portfolio.
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of significant accounting policies consistently followed by the Fund and Portfolio in the preparation of the financial statements.

Security valuation and transactions:
     Equity securities generally are valued at the last sale price or, in the case of unlisted or listed securities for which there were no sales during the day, at current quoted bid price.
     Debt securities generally are valued by a pricing service based upon market transactions for normal, institutional-size trading units of similar securities. When management deems it appropriate, an over-the-counter or exchange bid quotation is used.
     Futures contracts are valued based on the difference between the last sale price and the opening price of the contract.

     Short-term obligations with a maturity of 60 days or less are valued at amortized cost.
     The value of all assets and liabilities quoted in foreign currencies are translated into U.S. dollars at that day's exchange rates.
     Portfolio positions for which market quotations are not readily available are valued at fair value under procedures approved by the Trustees.
     Security transactions are accounted for on the date the securities are purchased, sold or mature.
     Cost is determined and gains and losses are based upon the specific identification method for both financial statement and federal income tax purposes.

Securities sold short against the box:
     The Portfolio engages in selling securities short against the box: that is, enter into short sales of securities that it currently owns or has the right to acquire through conversion or exchange of other securities that it owns at no additional costs. The Portfolio may make short sales of securities only if at all times when a short position is open it owns at least an equal amount of such securities or securities convertible into or exchangeable for securities of the same issue as, and equal in amount to, the securities sold short, at no additional cost.
     In connection with the Portfolio's investment in short sales, the Portfolio had borrowed the proceeds on the securities sold short against the broker margin account. As a result, interest is charged on this borrowing, which is offset by interest income earned on the margin account. These amounts are included net in interest income on the Statement of Operations.

Federal income taxes:
     No provision is made for federal income taxes since (a) the Fund elects to be taxed as a "regulated investment company" and make distributions to its shareholders to be relieved of all federal income taxes under provisions of current federal tax law; and (b) the Portfolio is treated as a partnership for federal income tax purposes and all of its income is allocated to its owners based on methods approved by the Internal Revenue Service.

Interest income, debt discount and premium:
     Interest income is recorded on the accrual basis. Original issue discount is accreted to interest income over the life of a security with a corresponding increase in the cost basis; premium and market discount are not amortized or accreted.
     Effective December 1, 2001, the Fund will adopt the provisions of the AICPA Audit and Accounting Guide for Investment Companies and will be required to amortize premium and discount on all debt securities. Upon the effective date this accounting principle change will not have an impact on total net assets, but will result in a reclassification between cost of securities held and net unrealized appreciation/depreciation. The Fund currently has not determined the impact of the adoption of the new accounting policy.

Distributions to shareholders:
     Distributions to shareholders are recorded on the ex-date.
     The amount and character of income and gains to be distributed are determined in accordance with income tax regulations, which may differ from generally accepted accounting principles. Reclassifications are made to the Fund's capital accounts to reflect income and gains available for distribution (or available capital loss carryforwards) under income tax regulations.
     The following reclassifications have been made to the financial statements:

                            Increase (Decrease)
-------------------------------------------------------------------------
                                Undistributed             Accumulated Net
  Paid-in Capital           Net Investment Income         Realized Gains
-------------------------------------------------------------------------
     $1,360,584                    $48,766                 $(1,409,350)


     These differences are due to various items such as paydowns and foreign currency transactions. Net investment income, net realized gains (losses) and net assets were not affected by this reclassification.

Foreign currency transactions:
     Net realized and unrealized gains (losses) on foreign currency transactions includes the gains (losses) arising from the fluctuations in exchange rates between trade and settlement dates on securities transactions, gains (losses) arising from the disposition of foreign currency and currency gains (losses) between the accrual and payment dates on dividends and interest income and foreign withholding taxes.
     The Portfolio does not distinguish that portion of gains (losses) on investments which is due to changes in foreign exchange rates from that which is due to changes in market prices of the investments. Such fluctuations are included with the net realized and unrealized gains (losses) from investments.

Forward currency contracts:
     The Portfolio may enter into forward currency contracts to purchase or sell foreign currencies at predetermined exchange rates in connection with the settlement of purchases and sales of securities. The Fund may also enter into forward currency contracts to hedge certain other foreign currency denominated assets. The contracts are used to minimize the exposure to foreign exchange rate fluctuations during the period between trade and settlement date of the contracts. All contracts are marked-to-market daily, resulting in unrealized gains (losses) which become realized at the time the forward currency contracts are closed or mature. Realized and unrealized gains (losses) arising from such transactions are included in net realized and unrealized gains (losses) on foreign currency transactions. Forward currency contracts do not eliminate fluctuations in the prices of the Fund's portfolio securities. While the maximum potential loss from such contracts is the aggregate face value in U.S. dollars at the time the contract is opened, the actual exposure is typically limited to the change in value of the contract (in U.S. dollars) over the period it remains open. Risks may also arise if counterparties fail to perform their obligations under the contracts.

Other:
     Corporate actions are recorded on the ex-date (except for certain foreign securities which are recorded as soon after ex-date as the Fund becomes aware of such), net of nonrebatable tax withholdings. Where a high level of uncertainty as to collection exists, income on securities is recorded net of all tax withholdings with any rebates recorded when received.

Note 2. Fees and Compensation Paid to Affiliates

Management fee:
     Stein Roe & Farnham, Incorporated (the "Advisor"), an affiliate of Liberty Financial Companies, Inc. ("Liberty Financial"), is the investment advisor of the Portfolio and receives a monthly fee as follows:

Average Net Assets                   Annual Fee Rate
----------------------------------------------------
   1st $500 million                       0.55%
   Next $500 million                      0.50%
   Over $1 billion                        0.45%

     Nordea Securities, Inc., which does business in the U.S. as Nordea Investment Management ("Nordea"), has been retained by the Advisor as sub-advisor to manage the day-to-day investment operations of the Funds. The Advisor, out of the advisory fee it receives, pays Nordea a monthly sub-advisory fee equal to 0.40% annually of the average daily net assets of the Fund.
     On November 1, 2001, Liberty Financial, an intermediate parent of the Advisor, completed the sale of its asset management business, including each of the Liberty Financial affiliates, to Fleet National Bank ("Fleet"). This transaction resulted in a change of control of the Advisor and, therefore, an assignment of the Advisor's investment advisory contract with the Portfolio to Fleet. Liberty Financial had obtained approval of a new investment advisory contract by the Portfolio's Board of Trustees and fund shareholders, which became effective upon completion of the sale. The new contract is identical to the prior contract in all material respects except for its effective and termination dates.

Administration fee:
     The Advisor also provides accounting and other services for a monthly fee to the Fund as follows:

Average net assets                   Annual fee rate
----------------------------------------------------
   1st $500 million                      0.150%
   Next $500 million                     0.125%
   Over $1.0 billion                     0.100%

Bookkeeping fee:
     The Advisor is responsible for providing pricing and bookkeeping services to the Portfolio and the Fund under a Pricing and Bookkeeping Agreement. Under a separate agreement (the "Outsourcing Agreement"), the Advisor has delegated those functions to State Street Bank and Trust Company ("State Street"). The Advisor pays fees to State Street under the Outsourcing Agreement.
     During the period October 1, 2000 to June 30, 2001, the Advisor provided bookkeeping and pricing services for a monthly fee equal to $25,000 annually plus 0.0025% annually of each of the Portfolio's and the Fund's average net assets over $50 million. Effective July 1, 2001, under its pricing and bookkeeping agreement with the Portfolio and the Fund, the Advisor receives from the Portfolio and the Fund an annual flat fee of $10,000 and $5,000, respectively, paid monthly, and in any month that the Fund's average net assets are more than $50 million, a monthly fee equal to the average net assets of the Fund for that month multiplied by a fee rate that is calculated by taking into account the fees payable to State Street under the Outsourcing Agreement.

Transfer agent fee:
     Liberty Funds Services, Inc. (the "Transfer Agent"), an affiliate of the Advisor, provides shareholder services for a monthly fee comprised of 0.06% annually of the Fund's average net assets plus charges based on the number of shareholder accounts and transactions and receives reimbursement for certain out-of-pocket expenses.
     Prior to July 1, 2001, the Transfer Agent received a monthly fee of 0.22% annually of the Fund's average net assets and received reimbursement for certain out-of-pocket expenses.
     The Portfolio pays the Transfer Agent a monthly fee equal to $6,000 annually.

Other:
     The Fund pays no compensation to its officers, all of whom are employees of the Advisor or its affiliates.

Note 3. Portfolio Information

     For the year ended September 30, 2001, purchases and sales of investments, other than short-term and U.S. government obligations, were $93,328,944 and $99,700,605, respectively. Purchases and sales of U.S. government obligations were $9,419,719 and $25,648,441, respectively.
     Unrealized appreciation (depreciation) for the year ended September 30, 2001 based on cost of investments for financial statement and federal income tax purposes was:

Gross unrealized appreciation        $ 53,635,248
Gross unrealized depreciation         (22,016,092)
                                    -------------
     Net unrealized appreciation     $ 31,619,156
                                    =============

Other:
     There are certain additional risks involved when investing in foreign securities that are not inherent with investments in domestic securities. These risks may involve foreign currency exchange rate fluctuations, adverse political and economic developments and the possible prevention of foreign currency exchange or the imposition of other foreign governmental laws or restrictions.
     The Portfolio may focus its investments in certain industries, subjecting it to greater risk than a fund that is more diversified.

Note 4. Line of Credit

     The Liberty-Stein Roe Funds Investment Trust and the SR&F Base Trust (collectively, the "Trusts") participate in an unsecured line of credit agreement provided by the custodian bank. The line of credit entitles the Trusts to borrow from the custodian at any time upon notice from the Trusts. The borrowings available to the Trusts for the line of credit is $200 million. Borrowings may be made to temporarily finance the repurchase of Fund shares. Interest is charged to each Trust and, ultimately, the Fund based on its borrowings. In addition, a commitment fee of 0.10% per annum on the Fund's unused commitment shall be paid quarterly by the Fund based on the relative asset size of the Fund to the Trusts as a whole. The commitment fee is included in "Other expenses" on the Statement of Operations. Because several investment companies participate, there is no assurance that an individual Fund will have access to the entire line of credit at any particular time. For the year ended September 30, 2001, the Trusts had no borrowings under the agreement.

Note 5. Other related party transactions

     For the year ended September 30, 2001, the Portfolio used AlphaTrade, Inc. a wholly owned subsidiary of Colonial Management Associates, Inc., (an affiliate of the Advisor) as a broker. Total commissions paid to AlphaTrade, Inc. during the year ended September 30, 2001, were $5,197.

Financial Highlights

Stein Roe SR&F Balanced Portfolio
                                                                                                              Period
                                                                                                               Ended
                                                                                                           September
                                                                   Years Ended September 30,                     30,
                                                      ------------------------------------------------
                                                           2001         2000         1999         1998      1997 (a)
                                                      ---------    ---------    ---------    ---------     ---------
Ratios to Average Net Assets:
Expenses (b).....................................         0.86%        0.74%        0.71%(c)     0.61%         0.60%(d)
Net investment income (b)........................         2.50%        2.46%        2.78%(c)     3.31%         3.52%(d)
Portfolio turnover rate..........................           47%          30%          41%          61%           21%(e)

(a)  The Portfolio commenced operations on February 3, 1997.

(b) The benefits derived from custody credits and directed brokerage arrangements, if applicable, had no impact.

(c) During the year ended September 30, 1999, the Portfolio experienced a one-time reduction in its expenses of two basis points as a result of expenses accrued in a prior period. The Portfolio's ratios disclosed above reflect the actual rate at which expenses were incurred throughout the current fiscal year without the reduction.

(d)  Annualized.

(e)  Not annualized.

Stein Roe Balanced Fund
Selected data for a share outstanding throughout each period is as follows:

                                                                                    Years Ended September 30,
                                                               ----------------------------------------------------------------
                                                                      2001         2000         1999         1998          1997
                                                                 ---------    ---------    ---------    ---------     ---------
Net Asset Value, Beginning of Period...........................    $ 32.73      $ 32.35      $ 30.70      $ 33.41       $ 30.07
                                                                 ---------    ---------    ---------    ---------     ---------
Net investment income (a) .....................................       0.59         0.66         0.78         0.95          0.95
Net realized and unrealized gain (loss) on investments.........      (6.05)        2.91         3.85        (0.90)         5.61
                                                                 ---------    ---------    ---------    ---------     ---------
  Total from Investment Operations.............................      (5.46)        3.57         4.63         0.05          6.56
                                                                 ---------    ---------    ---------    ---------     ---------
Distributions Declared to Shareholders:
From net investment income ....................................      (0.54)       (0.69)       (0.90)       (0.76)        (0.96)
From net realized gains........................................      (1.52)       (2.50)       (2.08)       (2.00)        (2.26)
                                                                 ---------    ---------    ---------    ---------     ---------
   Total Distributions Declared to Shareholders................      (2.06)       (3.19)       (2.98)       (2.76)        (3.22)
                                                                 ---------    ---------    ---------    ---------     ---------
Net Asset Value, End of Period.................................    $ 25.21      $ 32.73      $ 32.35      $ 30.70       $ 33.41
                                                                 =========    =========    =========    =========     =========

Total return (b)...............................................   (17.57)%       11.55%       15.74%        0.14%        23.60%
Ratios to Average Net Assets:
Expenses (c)...................................................      1.30%        1.17%        1.14%(d)     1.03%         1.05%
Net investment income (c)......................................      2.07%        2.03%        2.35%(d)     2.90%         3.02%
Portfolio turnover rate........................................       N/A           N/A          N/A          N/A           15%(e)
Net assets, end of period (000's)..............................   $169,129     $235,606     $250,690     $247,852      $284,846


(a) Per share data was calculated using average shares outstanding during the period.

(b)  Total return at net asset value assuming all distributions reinvested.

(c) The benefits derived from custody credits and directed brokerage arrangements, if applicable, had no impact.

(d) During the year ended September 30, 1999, the Fund experienced a one-time reduction in its expenses of seven basis points as a result of expenses accrued in a prior period. The Fund's ratios disclosed above reflect the actual rate at which expenses were incurred throughout the current fiscal year without the reduction.

(e)  Prior to the commencement of operations of the Portfolio.

                                  34-35 Spread

Report of Independent Accountants

     To the Trustees of Liberty-Stein Roe Funds Investment Trust and SR&F Base Trust and the Shareholders of Stein Roe Balanced Fund

     In our opinion, the accompanying statements of assets and liabilities, including the investment portfolio, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Stein Roe Balanced Fund (the "Fund") (a series of Liberty-Stein Roe Funds Investment Trust) and Stein Roe Balanced Portfolio (the "Portfolio") (a series of SR&F Base Trust) at September 30, 2001, the results of each of their operations for the year then ended, the changes in each of their net assets for the two years then ended and their financial highlights for the three years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's and the Portfolio's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at September 30, 2001 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion. The financial highlights of the Fund and the Portfolio for periods through September 30, 1998 were audited by other independent accountants, whose report dated November 16, 1998 expressed an unqualified opinion on those financial highlights.

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 12, 2001

Unaudited Information

Unaudited Information

Results of Special Meetings of Shareholders
     On December 27, 2000, a Special Meeting of Shareholders of the Fund was held to conduct a vote for and against the approval of the Items listed on the Fund's Proxy Statement for said Meeting The election of eleven Trustees was passed on December 27, 2000, however, the approval of the remaining proposals did not pass and the Meeting was adjourned until January 25, 2001, at which time the proposals passed. On September 29, 2000, the record date for the Meetings, the Fund had shares outstanding representing $186,826,148.69 of net asset value
(NAV). The votes cast were as follows:

Election of eleven Trustees:                For             Withheld
----------------------------------------------------------------------
Douglas Hacker                       $120,338,579.51     $5,280,809.84
Janet Langford Kelly                  120,348,833.34      5,270,556.01
Richard W. Lowry                      120,347,307.15      5,272,082.19
Salvatore Macera                      120,047,709.34      5,571,680.01
William E. Mayer                      120,352,884.41      5,266,504.94
Charles R. Nelson                     120,352,364.64      5,267,024.71
John J. Neuhauser                     120,346,935.77      5,272,453.58
Joseph R. Palombo                     120,352,257.78      5,267,131.57
Thomas E. Stitzel                     120,341,358.51      5,278,030.84
Thomas C. Theobald                    120,170,438.75      5,448,950.60
Anne-Lee Verville                     120,345,204.83      5,274,184.52

Election of eleven Trustees
to the SR&F Trust:                          For             Withheld
----------------------------------------------------------------------
Douglas Hacker                        120,338,579.51      5,280,809.84
Janet Langford Kelly                  120,348,833.34      5,270,556.01
Richard W. Lowry                      120,347,307.15      5,272,082.19
Salvatore Macera                      120,047,709.34      5,571,680.01
William E. Mayer                      120,352,884.41      5,266,504.94
Charles R. Nelson                     120,352,364.64      5,267,024.71
John J. Neuhauser                     120,346,935.77      5,272,453.58
Joseph R. Palombo                     120,352,257.78      5,267,131.57
Thomas E. Stitzel                     120,341,358.51      5,278,030.84
Thomas C. Theobald                    120,170,438.75      5,448,950.60
Anne-Lee Verville                     120,345,204.83      5,274,184.52

To approve a new sub-advisory agreement with Unibank Securities, Inc.:
         For:                        $149,937,007.90
         Withheld:                     10,834,496.91
         Abstain:                       7,541,762.72
         Delivered Not Voted:           3,445,038.00


     To approve the modification to the fundamental investment restriction relating to borrowing:
         For:                        $140,401,410.98
         Withheld:                     10,834,496.91
         Abstain:                       7,541,762.72
         Delivered Not Voted:           3,445,038.00


     To approve modification to the fundamental investment restriction relating to borrowing for the International Portfolio of SR&F Base Trust:
         For:                         $140,939,482.70
         Withheld:                      10,124,108.86
         Abstain:                        7,714,079.03
         Delivered Not Voted:            3,445,038.00

     On October 24, 2001, a Special Meeting of Shareholders of the Fund was held to conduct a vote for and against the approval of a new investment advisory agreement and a new sub-advisory agreement. On July 16, 2001, the record date for the Meeting, the Fund had shares outstanding representing representing $186,826,148.69 of net asset value (NAV). The votes cast were as follows:

                                                   % of NAV     % of NAV
                                                   to Total     to Total
Proposal of new                                   Outstanding      NAV
portfolio management:               NAV               NAV         Voted
-----------------------------------------------------------------------
For                            $90,233,103.32       48.30%        93.35%
Against                          2,180,411.72        1.17          2.26
Abstain                          4,245,666.40        2.27          4.39

                                                   % of NAV     % of NAV
                                                   to Total     to Total
Proposal of new investment                        Outstanding      NAV
sub-advisory agreement:             NAV               NAV         Voted
-----------------------------------------------------------------------
For                            $89,587,777.28       47.95%        92.68%
Against                          2,315,941.83        1.24          2.40
Abstain                          4,755,462.33        2.55          4.92

Federal Income Tax Information (unaudited)
     26% of the ordinary income distributed by the Fund in the year ended September 30, 2001 qualifies for the corporate dividends received deduction. For the fiscal year ended September 30, 2001, the Fund designated long-term capital gains of $12,656,155.

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